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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                   FORM 8-A/A
                                AMENDMENT NO. 2

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

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                         ROBERT HALF INTERNATIONAL INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                                94-1648752
      (State of incorporation                      (I.R.S. Employer
          or organization)                        Identification No.)

        2884 SAND HILL ROAD,
       MENLO PARK, CALIFORNIA                            94025
  (Address of principal executive offices)             (Zip Code)

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       Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each                       Name of each exchange on
class to be so registered           which each class is to be registered
-------------------------           -------------------------------------
   COMMON STOCK                              NEW YORK STOCK EXCHANGE

       Securities to be registered pursuant to Section 12(g) of the Act:
                                      NONE

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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

    Registrant is authorized to issue up to 260,000,000 shares of Common Stock, $.001 per share par value. The holders of the Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. The holders of the Common Stock are not entitled to cumulative voting for the election of directors. The Board of Directors is classified into three classes of directors with staggered three-year terms. The classification of the Board of Directors will, however, cease in 2005, and all terms will end in such year, unless the stockholders re-approve the classification at the 2004 Annual Meeting of Stockholders. Subject to preferences that may be applicable to any shares of Preferred Stock outstanding at the time, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of the liquidation, dissolution or winding up of the Registrant, are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities.

    As stated in the foregoing paragraph, the right of holders of the Common Stock to receive dividends or to receive distributions in the event of the liquidation, dissolution or winding up of the Registrant is subject to the preferences of the holders of any shares of Preferred
Stock that are then outstanding. The Registrant is authorized to issue up to 5,000,000 shares of Preferred Stock, par value $.001 per share. The Preferred Stock may be issued in series as determined by the Board of Directors without further action by the stockholders. The Board of Directors has the authority to fix and determine the terms, limitations and relative rights and preferences of the Preferred Stock, to establish series of Preferred Stock and to fix and determine the variations among series. No shares of Preferred Stock are currently outstanding.

    The Board of Directors has authorized and designated 2,000,000 shares of the Preferred Stock as Series A Junior Participating Preferred Stock, par value $.001 per share, issuable pursuant to the exercise of preferred share purchase rights (the "Rights") under the terms and conditions set forth in the Rights Agreement dated as of July 23, 1990, as amended, between the Registrant and Chase Manhattan Bank, as Rights Agent. Pursuant to the Rights Agreement, one Right is issued with respect to each outstanding share of Common Stock. No such shares of Junior Participating Preferred Stock are currently outstanding. The description of the Rights contained in the Form 8-A, as amended, for the Rights, including the exhibits thereto, is incorporated herein by reference.

    The Registrant's Certificate of Incorporation provides that the affirmative vote of not less than 2/3 of the outstanding shares entitled to vote for the election of directors is required to approve any (a) merger or consolidation of Registrant with an Affiliate, (b) any sale, lease, exchange or other disposition of all or substantially all of Registrant's property and assets to an Affiliate, or (c) any issuance of securities to an Affiliate in a transaction that would otherwise require, pursuant to law or the rules of any national securities exchange on which Registrant's securities are listed, the approval of the stockholders of Registrant. Notwithstanding the foregoing, a majority of the disinterested members of Registrant's Board of Directors may adopt a resolution providing that the foregoing transactions may be approved by the holders of a majority of the outstanding shares. For purposes of the foregoing, Affiliate means any person which directly or indirectly owns, either individually or collectively with all other persons under common control, 10% or more of Registrant's shares entitled to vote with respect to the transaction in question.

ITEM 2.  EXHIBITS.

    1. Restated Certificate of Incorporation, incorporated by reference to
       Exhibit 3.1 to Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998.

    2. By-laws.

    3. Registrant's Form 8-A, as amended, for its preferred share purchase rights, incorporated by reference to such document.

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                                   SIGNATURE

    Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


June 16, 1999                             ROBERT HALF INTERNATIONAL INC.

                                          By:          /s/ STEVEN KAREL
                                             ----------------------------------
                                                         Steven Karel
                                                        VICE PRESIDENT